Exhibit 99.1

Interleukin Genetics Receives NYSE Amex Staff Determination,
Requests Oral Hearing Before the Listing Qualifications Panel

Waltham, MA – March 30, 2009 – Interleukin Genetics, Inc. (NYSE Amex: ILI) announced today that the NYSE Amex LLC (formerly known as the NYSE Alternext US and the American Stock Exchange) has issued a delisting notice to the Company as it has not accepted the plan as drafted and filed in January detailing how the Company intends to regain compliance with Section 1003(a)(iii) of the Exchange’s Company Guide by June 23, 2010.  The Company has appealed this determination and requested an oral hearing before a committee of the Exchange, which it expects to be scheduled within the next 45 days.  The Company will remain listed on the exchange at least until such appeal has been heard.

“We are eager to present in person to the Listing Qualifications Panel to address their questions on our plan.  Written documents may not effectively convey the tremendous opportunities for genetic testing across consumer, drug development and clinical diagnostic channels.  Interleukin Genetics is now in a leadership position in this field, as over the past year the Company has focused on putting the necessary resources in place to excel in these markets,” said Lewis H. Bender, Chief Executive Officer. “The Company has strengthened its management team, refined its focus, renegotiated restrictive agreements and executed on other core deliverables. The results of these efforts are just now beginning to be realized.  We are preparing for a Q2 launch of our own genetic test brands and continue to aggressively push to partner our intellectual property and genetic biomarker expertise with additional biotechnology and pharmaceutical companies. We have some new partnerships in place and the capital resources available to fund our operations through the Exchange’s monitoring date of June 23, 2010.”

As previously disclosed, on December 23, 2008 the Company received notice from the Exchange indicating that the Company is not in compliance with Section 1003(a)(iii) of the Company Guide because its stockholders’ equity is less than $6,000,000, and it has had losses from continuing operations and net losses in its five most recent fiscal years.  As of December 31, 2008, the Company’s stockholders’ equity was approximately $4.5 million.

If the Listing Qualification Panel accepts the Company’s plan based on appeal, the Company may be able to continue its listing through June 23, 2010 or such other period as determined by the Exchange, during which time the Company will be subject to periodic review to determine if it is making progress consistent with the plan.  There can be no assurance that the hearing (to be scheduled) will be decided in favor of the Company, that the Company’s plan will be accepted or that if such plan is accepted, that the Company will be able to make progress consistent with such plan.  In that event, the Company believes that its securities will be eligible to trade or be quoted on alternative markets.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE Amex: ILI) is a healthcare company that specializes in the development of genetic biomarker tests for the emerging personalized health market. The Company is focused on the future of health and medicine. Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and commercialize innovative diagnostic and risk assessment genetic tests. These products could help to improve an individual’s understanding of needed lifestyle changes or of therapeutic products that can be used to better manage his or her health. Interleukin Genetics has developed and commercialized genetic tests for risk assessment of coronary artery disease, periodontal disease, and general nutrition. Through its Alan James Group subsidiary, the Company also currently offers an array of Nutraceutical and OTCeuticals® products, including Ginkoba™, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers. Interleukin Genetics is headquartered in Waltham, MA. For more information about Interleukin Genetics and its ongoing programs, please visit www.ilgenetics.com.

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Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core  technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to regain compliance with Section 1003(a)(iii) of the NYSE Amex LLC Company Guide, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008 as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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Contacts:

Media:	Investor Relations:
Erin Walsh	Melanie Friedman
Interleukin Genetics	Stern Investor Relations
781-419-4707	212-362-1200
ewalsh@ilgenetics.com	melanie@sternir.com